MARLTON=================
====TEACHNOLOGIES, INC.



FOR IMMEDIATE RELEASE

Summary:    Marlton Shareholders Approve Reverse Stock Split

Contact:    Alan I. Goldberg
           (215) 676-6900

================================================================================

          PHILADELPHIA, PENNSYLVANIA, December 19, 2005. Marlton Technologies, Inc. today announced that its shareholders have approved a 1 for 5,000 reverse stock split of its class of Common Stock. The reverse stock split will take effect at the beginning of trading on Wednesday, December 21, 2005. The reverse stock split is expected to reduce the number of Marlton shareholders of record to fewer than 300 persons, and will permit Marlton to deregister the Common Stock as a class and terminate its obligation to file annual, quarterly and other current reports with the Securities and Exchange Commission.

          As of the close of business on Tuesday, December 20, 2005, shareholders owning less than 5,000 pre-split shares will be paid $1.25 in cash in exchange for their shares. Shareholders owning more than 5,000 pre-split shares will remain as shareholders of Marlton after the reverse stock split, but will receive $1.25 in cash in exchange for any pre-split shares that would otherwise become fractional shares as a result of the reverse stock split.

          The Company will send all of its pre-split shareholders instructions regarding the method of exchanging their old stock certificates for cash and/or new stock certificates. Shareholders should not do anything with their stock certificates until they receive instructions. The post-split Common Stock will be traded on the OTC market.

         Marlton Technologies, Inc., through its Sparks Exhibits & Environments and Sparks Custom Retail subsidiaries, is engaged in the design, marketing and production of trade show, museum, theme park and themed interior exhibits, store fixtures, premium incentive plans, corporate events, and point of purchase displays, both domestically and internationally.